UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 9, 2015

814-00201
(Commission File Number)

MVC CAPITAL, INC.
(the "Fund")
(Exact name of registrant as specified in its charter)

DELAWARE, 943346760
(Jurisdiction of Incorporation) (IRS Employer Identification Number)

287 Bowman Avenue
2nd Floor
Purchase, NY  10577
(Address of registrant's principal executive office)

914-701-0310
(Registrant's telephone number)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 is incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 9, 2015, MVC Capital, Inc. (the "Fund"), together with its affiliates MVC Financial Services, Inc., MVC Cayman, MVC GP II, LLC and MVC Partners LLC, entered into a three year, $50 million revolving credit facility (the "Credit Facility") with Santander Bank, N.A. (“Santander”) as a lender and lead agent, and Wintrust Bank (“Wintrust”) as a lender and syndication agent. The Credit Facility can, under certain conditions, be increased up to $85 million.  The Credit Facility will expire on December 9, 2018, at which time all outstanding amounts under the Credit Facility will be due and payable.

Borrowings under the Credit Facility bear interest at a rate of LIBOR plus 3.75%, or the prime rate plus 1% (at the Fund’s discretion). In addition, the Fund is subject to (i) a closing fee of 1% of the commitment amount paid at closing, and (ii) an unused line fee of 0.75% payable monthly.

Borrowings under the Credit Facility are subject to certain collateral requirements, which include a first position security lien on substantially all of the Fund’s senior and subordinated promissory note investments and certain equity investments.

The Credit Facility contains customary representations and warranties, and affirmative and negative covenants. The Credit Facility also contains customary events of default for credit facilities of this type, including (without limitation): nonpayment of principal, interest, fees or other amounts after a stated grace period; inaccuracy of material representations and warranties; violations of covenants, subject in certain cases to stated cure periods; and bankruptcy and insolvency.  If an event of default occurs and is continuing, the Fund may be required to repay all amounts outstanding under the Credit Facility.

In addition, the Fund has entered into Custody Agreements with Santander and Wintrust pursuant to which the Fund has pledged certain assets to be held in custodial accounts as collateral for borrowings made by the Fund pursuant to the Credit Facility. Santander and Wintrust have the typical rights and remedies of a secured lender under the Uniform Commercial Code, including the right to foreclose on the collateral pledged by the Fund.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MVC CAPITAL, INC.

By:	/s/ Michael Tokarz
Michael Tokarz
Chairman
Dated: December 11, 2015